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                  SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

         This Amendment to the Stock Purchase Agreement is dated as of December 26, 2000 (the "Second Amendment") by and between JAWZ Inc., a Delaware Corporation ("JAWZ") (formerly JAWS Technologies, Inc., a Nevada Corporation) and Charles A. Ehredt ("Ehredt"). Capitalized terms used but not otherwise defined in this amendment shall have the respective meanings ascribed to such terms in the Stock Purchase Agreement, dated April 20, 2000 between JAWZ, Ehredt and Nucleus Consulting, Inc., an Illinois Corporation ("Nucleus") (the "Stock Purchase Agreement").

                                   WITNESSETH:

         WHEREAS JAWZ, Ehredt and Nucleus are parties to the Stock Purchase Agreement, providing for the sale by Ehredt to JAWZ of all of the issued and outstanding shares of capital stock of Nucleus (the "Shares");

         AND WHEREAS the Stock Purchase Agreement was previously amended on May 19th, 2000 to clarify that the Deferred Cash Consideration was not dependent upon Ehredt's continued employment with JAWZ;

         AND WHEREAS the parties now desire to enter into this second amending agreement to alter the consideration provided by JAWZ to Ehredt under the Stock Purchase Agreement, as amended (the "Second Amendment").

         NOW, THEREFORE in consideration of the mutual covenants and premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereto agree as follows:

1.       Article 1 of the Stock Purchase Agreement is amended by deleting
         Section 1.2 and inserting the following:

         "1.2   Purchase Consideration and Payment for Shares. JAWZ shall
         acquire 100% of the issued and outstanding stock of the Company for a purchase price of $750,000 USD and the issuance of 428,857 shares of JAWZ' common stock, par value $0.001 per share (the "JAWZ Common Stock")".

         (a) JAWZ Common Stock. The JAWZ Common Stock shall consist of 142,857 shares of JAWZ common stock issued to Ehredt on April 20, 2000 and 286,000 shares of JAWZ common stock to be issued to Ehredt as of the execution of this Second Amendment. Such common stock shall have an assumed and agreed upon value of $0.5313 USD per share.

         (b) Repayment of Previous Consideration. Upon execution of this Second Amendment, Ehredt shall cause to be delivered, by certified check or wire transfer, to JAWZ, the $250,000 USD plus interest from April 20, 2000 currently held in the trust/escrow account of Dykema Gossett, counsel to Ehredt.

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2.       Sections 1.2A, 1.4 and 1.6 and Schedule 1.2 (B) are deleted.

3. The Stock Purchase Agreement is amended mutatis mutandis in order to effect the provisions of this Second Amendment.

4. Ehredt acknowledges that nothing herein shall release him from his obligations under the Stock Purchase Agreement, as amended.

5. Except to the extent each is expressly amended by the terms of this Second Amendment, all terms and conditions of the Stock Purchase Agreement, as amended, and all other instruments and agreements executed thereunder or in connection therewith shall remain in full force and effect in accordance with their terms. This Second Amendment may be amended, supplemented or otherwise modified only by written instrument executed by the parties hereto.

6. This Second Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Second Amendment shall be governed by and construed in accordance with the terms, conditions and provisions of the Stock Purchase Agreement, as amended.


         IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment as of the date first above written.


                                       JAWZ Inc.


                                       per:     /s/ Riaz Mamdani
                                                ----------------
                                       name:    Riaz Mamdani
                                       title:   Chief Financial Officer



/s/ Witness                            /s/ Charles A. Ehredt
-----------                            ---------------------
Witness                                CHARLES A. EHREDT
                                       (individually as seller)